                                                                 Morgan Stanley
                                                                 Charter Series

       April 2005
       Monthly Report

This Monthly Report supplements the Charter Funds' Prospectus dated April 25, 2005.

                                                           Issued: May 31, 2005

[LOGO] Morgan Stanley

MORGAN STANLEY CHARTER SERIES

HISTORICAL FUND PERFORMANCE

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. Past performance is no guarantee of future results.

                                                                                                   INCEPTION-  COMPOUND
                                                                                                    TO-DATE   ANNUALIZED
                   1994    1995 1996 1997 1998   1999    2000  2001    2002   2003  2004    2005     RETURN     RETURN
FUND                %       %    %    %    %      %       %     %       %      %     %       %         %          %
------------------------------------------------------------------------------------------------------------------------
Charter Campbell    --      --  --    --  --      --      --    --    (4.2)   16.3   3.9   (3.5)     11.7        4.4
                                                                     (3 mos.)             (4 mos.)
------------------------------------------------------------------------------------------------------------------------
Charter MSFCM...   (7.3)   21.9 4.0  26.2 5.1    (9.2)   23.8 (3.3)    29.1   (5.1) (5.6)  (23.3)    50.0        3.7
                 (10 mos.)                                                                (4 mos.)
------------------------------------------------------------------------------------------------------------------------
Charter Graham..    --      --  --    --  --      2.9    22.0  9.7     36.8   16.1   1.3   (21.4)    74.2        9.4
                                               (10 mos.)                                  (4 mos.)
------------------------------------------------------------------------------------------------------------------------
Charter Millburn    --      --  --    --  --     (7.2)   12.1 (11.3)   21.1   (0.6) (5.3)  (12.7)    (8.2)      (1.4)
                                               (10 mos.)                                  (4 mos.)
------------------------------------------------------------------------------------------------------------------------

DEMETER MANAGEMENT CORPORATION

330 Madison Avenue, 8th Floor
New York, NY 10017
Telephone (212) 905-2700

Morgan Stanley Charter Series
Monthly Report
April 2005

Dear Limited Partner:

The Net Asset Value per Unit for each of the four Morgan Stanley Charter Series Funds as of April 30, 2005 was as follows:

                                                                   % CHANGE
    FUND                                                    N.A.V. FOR MONTH
    ------------------------------------------------------------------------
    Charter Campbell                                        $11.17   0.11%
    ------------------------------------------------------------------------
    Charter MSFCM                                           $15.00   -9.24%
    ------------------------------------------------------------------------
    Charter Graham                                          $17.42   -9.81%
    ------------------------------------------------------------------------
    Charter Millburn                                         $9.18   -5.11%
    ------------------------------------------------------------------------

 Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates.

 The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

 Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Avenue, 8th Floor, New York, NY 10017 or your Morgan Stanley Financial Advisor.

 I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

Sincerely,

/s/ Jeffrey A. Rothman
Jeffrey A. Rothman
Chairman of the Board of Directors and President
Demeter Management Corporation
General Partner for
Morgan Stanley Charter Campbell L.P.
Morgan Stanley Charter MSFCM L.P.
Morgan Stanley Charter Graham L.P.
Morgan Stanley Charter Millburn L.P.

CHARTER CAMPBELL

                                    [CHART]

                     Month ended           YTD ended
                   April 30, 2005        April 30, 2005
                 ------------------    ------------------
Currencies             1.67%                 -1.92%
Interest Rates         1.52%                  2.05%
Stock Indices         -1.20%                 -2.32%
Energies              -1.32%                  0.48%
Metals                -0.06%                  0.14%


Note:Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:
.. In the currency markets, long positions in the British pound and Australian dollar versus the U.S. dollar experienced gains as the value of the U.S. dollar dropped versus these currencies on the speculation that China will remove its fixed peg rate to the U.S. dollar and on renewed doubts about the long-term sustainability of U.S. economic growth. Additional gains were experienced from short positions in the euro against the U.S. dollar as the value of the euro declined towards the latter half of the month on weak economic data out of Europe. Finally, gains were recorded from short positions in the Canadian dollar against the U.S. dollar as the value of the Canadian dollar dropped on speculation that Canada's trade surplus was smaller-than-expected.

.. In the global interest rate futures markets, gains were recorded from long positions in European bond futures as prices increased amid weakness in regional equity markets and the previously mentioned steady stream of weak economic data from Europe. Additional gains resulted from long positions in Japanese interest rate futures as prices trended higher throughout the month due to weak economic data, geopolitical concerns over an intensifying rift between China and Japan, and weaker-than-expected U.S. Gross Domestic Product data.

CHARTER CAMPBELL
FACTORS INFLUENCING MONTHLY TRADING LOSSES:


.. Trading within the energy markets resulted in losses as prices reversed sharply lower during the month. Towards the beginning of April, long futures positions in crude oil and its related products incurred losses after prices reversed lower, following their recent climb, as U.S. government data pointed to greater production activity by refiners and rising supplies. Prices were also pressured lower by the release of slower demand growth forecasts by the International Energy Agency. Towards the latter half of the month, additional losses were incurred from existing long positions as prices fell in response to more news of growing supplies, new signs of slower economic growth, and fears of a reduction in demand. Elsewhere in the energy complex, losses resulted from long positions in natural gas as prices declined in tandem with crude oil prices.

.. In the global stock index futures markets, losses were experienced from long positions in European, Japanese, and U.S. stock index futures as global equity prices declined sharply towards the beginning of the month on concerns for economic growth after the U.S. Federal Reserve reported declines in manufacturing and industrial production, and the U.S. Labor Department announced that higher oil costs previously drove up import prices. Consistently weak economic data out of Japan, Germany, and France, as well as weaker-than-expected U.S. Gross Domestic Product data, resulted in continuing their decline throughout the second half of the month, resulting in additional losses from long positions.

CHARTER MSFCM

                                    [CHART]

                       Month ended             YTD ended
                     April 30, 2005          April 30, 2005
                    -----------------      -----------------
Currencies               -0.35%                 -16.25%
Interest Rates            0.41%                  -0.99%
Stock Indices            -3.37%                  -3.67%
Energies                 -4.87%                  -1.81%
Metals                   -0.59%                  -0.32%


Note:Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:
.. Trading within the energy markets resulted in losses as prices reversed sharply lower during the month. Towards the beginning of April, long futures positions in crude oil incurred losses after prices reversed lower, following their recent climb, as U.S. government data pointed to greater production activity by refiners and rising supplies. Prices were also pressured lower by the release of slower demand growth forecasts by the International Energy Agency. Towards the latter half of the month, additional losses were incurred from existing long positions as prices fell in response to more news of growing supplies, new signs of slower economic growth and fears of a reduction in demand. Elsewhere in the energy complex, losses resulted from long positions in natural gas as prices dropped throughout the month in tandem with crude oil prices.

CHARTER MSFCM
FACTORS INFLUENCING MONTHLY TRADING LOSSES: (continued)


.. In the global stock index futures markets, losses were experienced from long positions in European, U.S., and Australian stock index futures as global equity prices declined sharply towards the beginning of the month on concerns for economic growth after the U.S. Federal Reserve reported declines in manufacturing and industrial production, and the U.S. Labor Department announced that higher oil costs previously drove up import prices. Consistently weak economic data out of Japan, Germany, and France, as well as the weaker-than-expected U.S. Gross Domestic Product data, resulted in global equity prices continuing their decline throughout the second half of the month, resulting in additional losses from long positions.

.. In the metals markets, long positions in aluminum, nickel, and zinc recorded losses, as prices fell due to news of an increase in supply and fears that a slowing global economy will weaken demand.

.. In the currency markets, short positions in the Singapore dollar, Japanese yen, euro, and Swiss franc versus the U.S. dollar experienced losses as the value of the U.S. dollar declined versus these currencies on speculation that China will remove its fixed peg rate to the U.S. dollar and on renewed doubts about the long-term status of the U.S. economy.

FACTORS INFLUENCING MONTHLY TRADING GAINS:
.. In the global interest rate futures markets, gains were recorded from long positions in Japanese interest rate futures as prices trended higher throughout the month due to weak economic data, geopolitical concerns over an intensifying rift between China and Japan, and weaker-than-expected U.S. Gross Domestic Product data. Additional gains were recorded from long positions in European bond futures as prices increased amid weakness in regional equity markets and a steady stream of weak economic data from the major countries of the European Union.

CHARTER GRAHAM

                                    [CHART]

                    Month ended            YTD ended
                  April 30, 2005         April 30, 2005
                 -----------------     -----------------
Currencies           -0.56%                  -7.33%
Interest Rates       -0.95%                  -3.78%
Stock Indices        -4.14%                  -6.06%
Energies             -2.39%                  -2.78%
Metals               -1.14%                  -0.51%
Agriculturals        -0.12%                  -0.67%


Note:Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:
.. In the global stock index futures markets, losses were experienced from long positions in European and Japanese stock index futures as global equity prices declined sharply towards the beginning of the month on concerns for economic growth after the U.S. Federal Reserve reported declines in manufacturing and industrial production, and the U.S. Labor Department announced that higher oil costs previously drove up import prices. Consistently weak economic data out of Japan, Germany, and France, as well as weaker-than-expected U.S. Gross Domestic Product data, resulted in prices continuing their decline throughout the second half of the month, resulting in additional losses from long positions.

.. Trading within the energy markets resulted in losses as prices reversed sharply lower during the month. Towards the beginning of April, long futures positions in crude oil and its related products incurred losses after prices reversed lower, following their recent climb, as U.S. government data pointed to greater production activity by refiners and rising supplies. Prices were also pressured lower by the release of slower demand growth forecasts by the International Energy Agency. Towards the latter half of the month, additional losses were incurred from existing long positions as prices fell in response to more news of growing supplies, new signs of slower economic growth, and fears of a reduction in demand. Elsewhere in the energy complex, losses resulted from long

CHARTER GRAHAM
FACTORS INFLUENCING MONTHLY TRADING LOSSES: (continued)

 positions in natural gas as prices declined in tandem with crude oil prices.

.. In the metals markets, long positions in aluminum, zinc, and copper recorded losses as prices fell due to news of an increase in supply and fears that a slowing global economy will weaken demand.

.. Short positions in U.S. interest rate futures recorded losses as prices reversed higher in a "flight-to-quality" amid weakness in the equity markets due to concerns for the sustainability of a healthy global economy.

.. In the currency markets, short positions in the Japanese yen against the U.S. dollar, Canadian dollar, and British pound resulted in losses as the value of the yen reversed higher against its major rivals on heightened speculation about a possible revaluation of the Chinese yuan.

CHARTER MILLBURN

                                    [CHART]

                     Month ended           YTD ended
                   April 30, 2005        April 30, 2005
                  -----------------     -----------------
Currencies             -0.98%                -6.50%
Interest Rates          1.74%                 2.50%
Stock Indices          -3.13%                -4.00%
Energies               -1.31%                -0.01%
Metals                 -0.69%                -0.65%
Agriculturals          -0.17%                -1.98%


Note:Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:
.. In the global stock index futures markets, losses were experienced from long positions in European, Pacific Rim, and U.S. stock index futures as global equity prices declined sharply towards the beginning of the month on concerns for economic growth after the U.S. Federal Reserve reported declines in manufacturing and industrial production, and the U.S. Labor Department announced that higher oil costs previously drove up import prices. Consistently weak economic data out of Japan, Germany, and France, as well as weaker-than-expected U.S. Gross Domestic Product data, resulted in prices continuing their decline throughout the second half of the month, resulting in additional losses from long positions.

.. Trading within the energy markets resulted in losses as prices reversed sharply lower during the month. Towards the beginning of April, long futures positions in crude oil and its related products incurred losses after prices reversed lower, following their recent climb, as U.S. government data pointed to greater production activity by refiners and rising supplies. Prices were also pressured lower by the release of slower demand growth forecasts by the International Energy Agency. Towards the latter half of the month, additional losses were incurred from existing long positions as prices fell in response to more news of growing supplies, new signs of slower economic growth, and fears of a reduction in demand. Elsewhere in the energy complex, losses resulted from long

CHARTER MILLBURN
FACTORS INFLUENCING MONTHLY TRADING LOSSES: (continued)

 positions in natural gas as prices declined in tandem with crude oil prices.

.. In the currency markets, short positions in the Japanese yen against the Canadian dollar, euro, and Swiss franc resulted in losses as the value of the yen reversed higher against its major rivals on heightened speculation about a possible revaluation of the Chinese yuan. Additional losses were experienced from long positions in the Canadian dollar against the U.S. dollar as the value of the Canadian dollar moved lower on speculation that Canada's trade surplus was smaller-than-expected.

.. In the metals markets, long positions in aluminum, zinc, and lead recorded losses as prices fell due to news of an increase in supply and fears that a slowing global economy will weaken demand.

FACTORS INFLUENCING MONTHLY TRADING GAINS:
.. In the global interest rate futures markets, gains were recorded from long positions in European interest rate futures as prices trended higher amid weakness in regional equity markets and the previously mentioned steady stream of weak economic data from the Europe. Additional gains resulted from long positions in Japanese interest rate futures as prices trended higher throughout the month due to weak economic data, geopolitical concerns over an intensifying rift between China and Japan, and weaker-than-expected U.S. Gross Domestic Product data.

MORGAN STANLEY CHARTER SERIES

STATEMENTS OF OPERATIONS
FOR THE MONTH ENDED APRIL 30, 2005 (UNAUDITED)

                                   Morgan Stanley             Morgan Stanley             Morgan Stanley
                                Charter Campbell L.P.       Charter MSFCM L.P.        Charter Graham L.P.
                              ------------------------  -------------------------  -------------------------
                                          Percentage of              Percentage of              Percentage of
                                          April 1, 2005              April 1, 2005              April 1, 2005
                                          Beginning Net              Beginning Net              Beginning Net
                                Amount     Asset Value     Amount     Asset Value     Amount     Asset Value
                              ----------  ------------- -----------  ------------- -----------  -------------
                                  $             %            $             %            $             %
INVESTMENT INCOME
  Interest income (Note 2)       665,783        .22         450,996        .23         959,199        .21
                              ----------      -----     -----------     ------     -----------      -----

EXPENSES
  Brokerage fees (Note 2)      1,556,877        .52       1,008,976        .52       2,345,536        .52
  Management fees (Note 2&3)     660,115        .22         322,872        .16         750,572        .16
                              ----------      -----     -----------     ------     -----------      -----
   Total Expenses              2,216,992        .74       1,331,848        .68       3,096,108        .68
                              ----------      -----     -----------     ------     -----------      -----

NET INVESTMENT LOSS           (1,551,209)      (.52)       (880,852)      (.45)     (2,136,909)      (.47)
                              ----------      -----     -----------     ------     -----------      -----

TRADING RESULTS
Trading profit (loss):
  Realized                    (6,811,723)     (2.28)    (19,848,832)    (10.25)    (39,619,732)     (8.80)
  Net change in unrealized     8,696,461       2.91       2,832,481       1.46      (2,416,020)      (.54)
                              ----------      -----     -----------     ------     -----------      -----
   Total Trading Results       1,884,738        .63     (17,016,351)     (8.79)    (42,035,752)     (9.34)
                              ----------      -----     -----------     ------     -----------      -----

NET INCOME (LOSS)                333,529        .11     (17,897,203)     (9.24)    (44,172,661)     (9.81)
                              ==========      =====     ===========     ======     ===========      =====

                                   Morgan Stanley
                                Charter Millburn L.P.
                              ------------------------
                                          Percentage of
                                          April 1, 2005
                                          Beginning Net
                                Amount     Asset Value
                              ----------  -------------
                                  $             %
INVESTMENT INCOME
  Interest income (Note 2)       112,793        .20
                              ----------      -----

EXPENSES
  Brokerage fees (Note 2)        288,142        .52
  Management fees (Note 2&3)      92,205        .16
                              ----------      -----
   Total Expenses                380,347        .68
                              ----------      -----

NET INVESTMENT LOSS             (267,554)      (.48)
                              ----------      -----

TRADING RESULTS
Trading profit (loss):
  Realized                    (2,353,447)     (4.25)
  Net change in unrealized      (207,021)      (.38)
                              ----------      -----
   Total Trading Results      (2,560,468)     (4.63)
                              ----------      -----

NET INCOME (LOSS)             (2,828,022)     (5.11)
                              ==========      =====

MORGAN STANLEY CHARTER SERIES

STATEMENTS OF CHANGES IN NET ASSET VALUE
FOR THE MONTH ENDED APRIL 30, 2005 (UNAUDITED)

                             MORGAN STANLEY                        MORGAN STANLEY                        MORGAN STANLEY
                          CHARTER CAMPBELL L.P.                  CHARTER MSFCM L.P.                    CHARTER GRAHAM L.P.
                  ------------------------------------- ------------------------------------  ----------------------------
                       UNITS         AMOUNT    PER UNIT      UNITS         AMOUNT    PER UNIT      UNITS         AMOUNT
                  --------------  -----------  -------- --------------  -----------  -------- --------------  -----------
                                       $          $                          $          $                          $

Net Asset Value,
 April 1, 2005    26,801,352.469  298,920,368   11.15   11,724,596.939  193,723,439   16.52   23,320,795.663  450,343,020
Net Income (Loss)       --            333,529     .02         --        (17,897,203)  (1.52)        --        (44,172,661)
Redemptions         (300,272.992)  (3,354,049)  11.17     (302,471.488)  (4,537,073)  15.00     (404,830.985)  (7,052,156)
Subscriptions        908,602.940   10,149,095   11.17      136,533.782    2,048,007   15.00      613,555.286   10,688,133
                  --------------  -----------           --------------  -----------           --------------  -----------

Net Asset Value,
 April 30, 2005   27,409,682.417  306,048,943   11.17   11,558,659.233  173,337,170   15.00   23,529,519.964  409,806,336
                  ==============  ===========           ==============  ===========           ==============  ===========

                                     MORGAN STANLEY
                                  CHARTER MILLBURN L.P.
                  -------- ----------------------------------
                  PER UNIT     UNITS        AMOUNT    PER UNIT
                  -------- -------------  ----------  --------
                     $                        $          $

Net Asset Value,
 April 1, 2005     19.31   5,720,882.955  55,323,242    9.67
Net Income (Loss)  (1.89)        --       (2,828,022)   (.49)
Redemptions        17.42    (119,891.270) (1,100,602)   9.18
Subscriptions      17.42      34,496.722     316,680    9.18
                           -------------  ----------

Net Asset Value,
 April 30, 2005    17.42   5,635,488.407  51,711,298    9.18
                           =============  ==========

  The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
ORGANIZATION.  Morgan Stanley Charter Campbell L.P. ("Charter Campbell"),
Morgan Stanley Charter MSFCM L.P. ("Charter MSFCM"), Morgan Stanley Charter Graham L.P. ("Charter Graham"), and Morgan Stanley Charter Millburn L.P. ("Charter Millburn") (individually, a "Partnership", or collectively, the "Partnerships") are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").
  The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc. ("Morgan Stanley DW"). The clearing commodity brokers are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). The trading advisor for Charter MSFCM is VK Capital Inc. ("VK Capital," formerly, Morgan Stanley Futures & Currency Management Inc.).
Demeter, Morgan Stanley DW, MS & Co., MSIL, and VK Capital are wholly-owned subsidiaries of Morgan Stanley.
  Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based on their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)

amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, Morgan Stanley DW credits each Partnership with interest income equal to 100% of its average daily funds held at Morgan Stanley DW. In addition, Morgan Stanley DW credits each Partnership with 100% of the interest income Morgan Stanley DW receives from MS & Co. and MSIL with respect to such Partnership's assets deposited as margin. The interest rates used are equal to that earned by Morgan Stanley DW on its U.S. Treasury bill investments. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on forward contracts and other Futures Interests.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. Each Partnership pays a flat-rate monthly brokerage fee of 1/12 of 6.25% of the Partnership's Net Assets as of the first day of each month (a 6.25% annual rate). Such fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and offering expenses.

OPERATING EXPENSES. The Partnerships incur a monthly management fee and may incur an

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)

incentive fee. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit at monthly closings held as of the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six month after the closing at which a person first becomes a limited partner upon five business days advance notice by redemption form to Demeter. Redemptions may only be made in whole Units, with a minimum of 100 Units required for each redemption, unless a limited partner is redeeming his entire interest in a particular Partnership.

  Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)


EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISSOLUTION OF THE PARTNERSHIPS. Charter MSFCM will terminate on December 31, 2025 and Charter Campbell, Charter Graham, and Charter Millburn will terminate on December 31, 2035 or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS
Each Partnership pays brokerage fees to Morgan Stanley DW as described in Note
1. Each Partnership's cash is on deposit with Morgan Stanley DW, MS & Co., and MSIL in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.
  Demeter, on behalf of Charter MSFCM and itself, entered into a Management Agreement with VK Capital to make all trading decisions for the

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)

Partnership. Charter MSFCM pays management and incentive fees (if any) to VK Capital.

--------------------------------------------------------------------------------
3. TRADING ADVISORS
Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors are as follows:

Morgan Stanley Charter Campbell L.P.
  Campbell & Company, Inc.

Morgan Stanley Charter MSFCM L.P.
  VK Capital Inc.

  Effective April 28, 2005, Morgan Stanley Futures & Currency Management Inc. changed its name to VK Capital Inc.

Morgan Stanley Charter Graham L.P.
  Graham Capital Management, L.P.

Morgan Stanley Charter Millburn L.P.
  Millburn Ridgefield Corporation

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. Charter MSFCM, Charter Graham, and Charter Millburn each pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2% (a 2% annual rate) of the Partnership's Net Assets under management by each trading advisor as of the first day of each month.
  Charter Campbell pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2.65% (a 2.65% annual rate) of the Partnership's Net Assets under management as of the first day of each month.

INCENTIVE FEE. Each Partnership's incentive fee is equal to 20% of trading profits, paid on a quarterly basis for Charter MSFCM, and paid on a

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(concluded)

monthly basis for Charter Campbell, Charter Graham, and Charter Millburn.
  Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted. When a trading advisor experiences losses with respect to Net Assets as of the end of a calendar month, or calendar quarter with respect to Charter MSFCM, the trading advisor must recover such losses before that trading advisor is eligible for an incentive fee in the future.

                                   PRESORTED
                               FIRST CLASS MAIL
                                 U.S. POSTAGE
                                     PAID
                                  PERMIT #374
                                 LANCASTER, PA
                    Demeter Management Corporation
                    330 Madison Avenue, 8/th/ Floor
                    New York, NY 10017



[LOGO] Morgan Stanley

ADDRESS SERVICE REQUESTED



[LOGO] printed on recycled paper
CHT 38280-09